2016 S E C O N D Q U A R T E R CHANGE GROWTH OPPORTUNITY HEADWINDS REGULATION EXPLORATION UNPREDICTABILITY INVESTING WISELY LIVING WELL MOBILITY 2 1 6

Dear Fellow Shareholders, Notwithstanding the heightened market volatility during the first half of our second fiscal quarter ended March 31, 2016, which depressed activity levels, we generated much improved earnings results during the quarter. Net revenues of $1.31 billion were up 2% over last year’s fiscal second quarter and 3% over the preceding quarter. Net income of $125.8 million was up 11% over last year’s fiscal second quarter and 18% over the preceding quarter. The improvement in revenues and earnings during the quarter was largely attributable to the greater-than-anticipated benefit from the increase in short- term interest rates in December 2015. While Raymond James was one of the very few firms in our industry that used the long-overdue increase in short-term rates as an opportunity to increase the deposit rates for our clients, the benefit to Raymond James and the entire industry was much more immediate than we expected. Going forward, we fully expect the increase in our clients’ cash deposit rates to increase much more proportionately with further increases in short- term interest rates, albeit Raymond James’ net income should still benefit. Diluted earnings per share of $0.87 increased 13% over last year’s fiscal second quarter and 19% over the preceding quarter. The annualized return on equity for the quarter was 10.8%. While we believe this return on equity is reasonable, particularly compared to what other firms in our industry – most with much higher leverage – were able to deliver in this difficult market environment, we still believe we are well-positioned to achieve our long-term target of 12-15% given a more conducive market and interest rate environment. For the first six months of our fiscal year 2016, net revenues of $2.59 billion were up 2% over the first half of fiscal 2015 and reflected a record start to a fiscal year. During the same period, net income of $232.2 million is down just slightly due largely to increased investments in technology as well as higher loan loss provisions at Raymond James Bank associated with attractive loan growth as well as increased reserves on the energy portfolio to reflect the anticipated impact of lower oil prices. More importantly than short-term financial results, we continued our success on our strategic initiatives during the first half of the fiscal year, ending March with record client assets under administration of $513.7 billion, a record 6,765 Private Client Group financial advisors and record net loans at Raymond James Bank of $14.3 billion. We also made signif icant progress on our planned acquisition of the US Private Client Services unit of Deutsche Bank Wealth Management, as over 90% of the advisors have already committed to join the new Alex. Brown division of Raymond James upon closing, which is expected in September 2016. This acquisition will accelerate our growth in the mid-Atlantic and Northeast as well as significantly expand our high-net-worth and ultra-high-net- worth platform. In summary, especially given the market backdrop, we are pleased with our performance and execution during the first half of the fiscal year. The quarterly revenues and pre-tax income for all of our business segments, except the Asset Management segment, improved on both a year-over-year and sequential basis during the fiscal second quarter. Quarterly net revenues in the Private Client Group of $880.3 million were up 1% compared to both the prior year’s fiscal second quarter and the preceding quarter. Quarterly pre-tax income of $83.2 million was up 10% over the prior year’s fiscal second quarter and an impressive 20% over the preceding quarter. The remarkable improvement in the segment’s pre-tax income during the quarter was largely attributable to an increase in account and service fees, as higher short-term interest rates magnified the favorable impact derived from the continued growth of client cash balances. The segment ended the quarter with new records for both Private Client Group assets under administration of $485.6 billion and a record number of financial advisors of 6,765, which increased 381 over March 2015, reflecting a near-record pace of recruiting and best- in-class retention. Quarterly net revenues in the Capital Markets segment of $237.2 million increased 1% over last year’s March quarter and 5% over the preceding quarter. Pre-tax income in the quarter of $28.1 million surged 35% over last year’s fiscal second quarter and 12% over the preceding quarter. The segment’s results in the quarter were lifted by the Fixed Income division and Raymond James Tax Credit Funds. Meanwhile, the Equity Capital Markets division continues to be challenged by a weak underwriting environment, particularly in the energy and real estate sectors. Looking forward, the pipelines in our M&A, public finance and tax credit funds businesses remain substantial, but the timing of closings is inherently difficult to predict and largely contingent on a constructive market environment. In the Asset Management segment, quarterly net revenues of $96.8 million were up 3% compared to the prior year’s fiscal second quarter but down 3% compared to the preceding quarter, which included a $3.5 million year-end performance fee. Quarterly pre-tax income of $31.1 million was essentially flat compared to the prior year’s fiscal second quarter and down 7% compared to the preceding quarter. Financial assets under management of $68.8 billion were down 1% compared to March 2015 but up 1% compared to December 2015. The continued growth of financial assets under management associated with the managed programs for clients in the Private Client Group segment was largely offset during the past 12 months by net outflows in Eagle Asset Management. Raymond James Bank produced a superb quarter. Record quarterly net revenues of $125.3 million soared 22% and 16% over the prior year’s fiscal second quarter and the preceding quarter, respectively. Record quarterly pre-tax income of $85.1 million increased 19% on a year-over-year basis and a noteworthy 29% compared to the preceding quarter. Raymond James Bank grew its net loans by 19% over March 2015 to a record $14.3 billion. Similar to the Private Client Group segment, Raymond James Bank benefited from the rise in short-term interest rates in December, as its net interest margin increased from 2.90% to

3.09% during the quarter. The credit quality of the bank’s loan portfolio continues to be sound, as nonperforming assets as a percent of total assets ended the quarter at 40 basis points, down from 55 basis points in March 2015 but up from 34 basis points in December 2015. The sequential uptick in nonperforming loans and criticized loans was largely attributable to the energy portfolio, which remains challenged by low, albeit improving, oil prices. However, this portfolio is a relatively small portion of the bank’s overall balance sheet, and we have been proactively reserving for potential losses in the energy portfolio, with current reserves associated with the energy portfolio representing 7% of total energy loans outstanding. In addition to energy’s low percentage of overall loans, exploration and production loans are a small portion of the energy segment. We expect to continue adding to these reserves if oil prices decline again. Total revenues in the “Other” segment, which consist primarily of private equity valuation gains, were $9.9 million, down $7.9 million compared to the March 2015 quarter, and up $5.5 million compared to the December 2015 quarter. Pre-tax income in the segment was also impacted by $6 million of acquisition-related expenses during the quarter. There were several other notable accomplishments during the quarter. Raymond James was recognized as a 2015 Greenwich Excellence Award winner in four categories for Traditional Wealth and Retail Investment Partners, including: overall satisfaction, likelihood to recommend, investment advice/ideas and customer service. In January, 14 of our financial advisors were named to On Wall Street magazine’s list of Top 25 Regional Advisors under 40 years old. In February, two Raymond James-affiliated advisors were recognized by Bank Investment Consultant as Rising Stars of the bank channel. In March, 24 Raymond James-affiliated advisors were named to the Financial Times FT400 list of top advisors. Also in March, 36 Raymond James-affiliated advisors were named to Barron’s list of America’s Top Advisors. For the second year in a row, The M&A Advisor named the Raymond James Investment Banking practice Investment Banking Firm of the Year at its 10th annual M&A Advisor Turnaround Awards. We also continued our focus on giving back to our communities during the quarter. Through our annual Kicking for the Kids partner program with the Tampa Bay Buccaneers, Raymond James donated $30,000 to Tampa Bay-area children’s hospitals – including All Children’s in St. Petersburg, St. Joseph’s in Tampa and Arnold Palmer Hospital for Children in Orlando. After more than 27 years with the firm, Raymond James General Counsel and Corporate Secretary Paul Matecki announced his intention to retire on September 30, 2016. Since joining the firm on April 17, 1989, Paul has exhibited a high- degree of professionalism, integrity and passion for the business. We thank Paul for his invaluable contributions as our general counsel and wish him all the best in retirement. Jonathan Santelli, a 20-year veteran in the industry, was selected as Paul’s replacement and hired on May 2. Jonathan was managing director, associate general counsel of Bank of America from 2009 to 2013 and most recently deputy general counsel for First Republic Bank, San Francisco. During the first half of the quarter, we purchased 3.2 million shares of our common stock in open market transactions for a total purchase price of $144.5 million, or an average purchase price of $45.69 per share. Additionally, after the quarter, we paid off a $250 million note that matured on April 15. As we plan ahead, we are budgeting for up to a $420 million investment related to the acquisition of the US Private Client Services unit of Deutsche Bank Wealth Management, which is expected to close in September 2016. Those three items alone represent cash utilization of $815 million and obviously justify a thorough evaluation of our various financing options, especially given our strong preference to always maintain very conservative levels of liquidity to not only protect ourselves from unexpected downturns but to also enable us to be front-footed and opportunistic during those downturns. As we write this letter, GDP growth in most developed countries is well below 2% and the GDP growth in China is well below 7%, down from over 10% just five years ago. Central banks around the world are intervening in unprecedented ways to prop up the global economy, with the European Central Bank, Bank of Japan and other countries implementing negative interest rate policies. After seven years of a nearly uninterrupted bull market in the U.S. since the trough in March 2009, we are somewhat apprehensive about the market outlook, especially considering the weak underlying fundamentals and our lack of confidence with the artificial and untested forms of stimulus throughout the global economy. However, given our diversified economy, we do believe the U.S. is well-positioned to outperform over the long term. The primary threat to our optimistic long-term outlook for the U.S. economy is the increasingly burdensome regulatory environment, which stifles business growth for both small and large companies. Sweeping new regulations have negatively impacted nearly every industry, but the financial services industry has been under particular attack by numerous regulators since the financial crisis. One such example is the Department of Labor’s new Fiduciary Conflict of Interest rule. While we have been vocal advocates for a uniform fiduciary standard – and as a firm, we have always championed putting clients first – the Department of Labor’s new rule impairs the ability of financial advisors to provide holistic investment management to clients. A uniform fiduciary standard for all accounts and all clients would have obviously been optimal, but because the regulators were unable to coordinate with each other, the Department of Labor determined that it had to create its own rule independently for retirement accounts, despite the increased cost to the industry, and ultimately, to clients who want to continue benefiting from professional financial advice. We remind you that our industry has plenty of competitors and investor costs have been declining since the imposition of discounting in 1975. Undoubtedly the rule’s burdensome requirements will put many smaller firms in our industry out of

MARCH 31, 2016 SEPTEMBER 30, 2015 Assets: Cash and cash equivalents $1,479,786 $2,601,006 Assets segregated pursuant to regulations and other segregated assets 3,614,811 2,905,324 Securities purchased under agreements to resell and other collateralized financings 428,864 474,144 Financial instruments, at fair value 2,241,554 2,051,577 Receivables 17,999,079 16,435,340 Property & equipment, net 282,285 255,875 Other assets 1,706,832 1,756,418 Total assets $27,753,211 $26,479,684 Liabilities and equity: Loans payable $1,779,565 $1,878,247 Payables 19,510,955 17,962,826 Trading instruments sold but not yet purchased, at fair value 325,410 287,993 Securities sold under agreements to repurchase 190,679 332,536 Other liabilities 1,069,363 1,231,984 Total liabilities $22,875,972 $21,693,586 Total equity attributable to Raymond James Financial, Inc. 4,635,290 4,522,031 Noncontrolling interests 241,949 264,067 Total equity $4,877,239 $4,786,098 Total liabilities and equity $27,753,211 $26,479,684 CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited – in 000s) RAYMOND JAMES FINANCIAL SECOND QUARTER REPORT 2016 Sincerely, Thomas A. James Paul C. Reilly Chairman CEO June 10, 2016 business, which unfortunately means many people will lose their jobs. We urge all of the regulators to be more cognizant of these unintended consequences. Fortunately, Raymond James has the scale and resources to help our advisors and clients adjust to the dynamic regulatory environment. Most importantly, we have always maintained values and a business model that are exclusively focused on serving clients. We are confident our long-term focus will result in superior returns for both clients and our shareholders over the long term. Thank you for your continued confidence in Raymond James.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited – in 000s, Except per Share Amounts)

	Three Months Ended		Six Months Ended	
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Revenues:				
Securities commissions and fees	$ 853,330	$ 860,214	$ 1,702,992	$ 1,694,223
Investment banking	68,704	74,240	126,257	151,778
Investment advisory and related administrative fees	93,877	91,016	192,418	189,777
Interest	161,567	134,413	304,038	266,522
Account and service fees	127,528	111,966	244,351	223,124
Net trading profit	14,415	17,060	36,584	25,941
Other	21,497	23,715	35,804	41,103
Total revenues	**1,340,918**	**1,312,624**	**2,642,444**	**2,592,468**
Interest expense	(29,424)	(26,846)	(56,433)	(54,230)
Net revenues	**1,311,494**	**1,285,778**	**2,586,011**	**2,538,238**
Non-interest expenses:				
Compensation, commissions and benefits	887,945	882,234	1,754,355	1,720,488
Communications and information processing	68,482	67,635	140,620	126,747
Occupancy and equipment costs	40,891	41,604	82,680	80,831
Clearance and floor brokerage	10,517	13,588	20,513	23,086
Business development	35,417	42,490	76,041	79,480
Investment sub-advisory fees	14,282	14,987	28,836	29,242
Bank loan loss provision	9,629	3,937	23,539	13,302
Acquisition-related expenses	6,015 (1)	-	7,887 (1)	-
Other	48,112	43,670	99,161	90,780
Total non-interest expenses	**1,121,290**	**1,110,145**	**2,233,632**	**2,163,956**
Income including noncontrolling interests and before provision for income taxes	190,204	175,633	352,379	374,282
Provision for income taxes	72,271	66,857	134,280	143,469
Net income including noncontrolling interests	117,933	108,776	218,099	230,813
Net (loss) attributable to noncontrolling interests	(7,914)	(4,687)	(14,077)	(8,946)
Net income attributable to Raymond James Financial, Inc.	**$ 125,847**	**$ 113,463**	**$ 232,176**	**$ 239,759**
Net income per common share – diluted	**$ 0.87**	**$ 0.77**	**$ 1.60**	**$ 1.64**
Weighted-average common and common equivalent shares outstanding – diluted	**144,012** (2)	**146,050**	**145,047** (2)	**146,188**

CONSOLIDATED RESULTS BY SEGMENT (unaudited – in 000s)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Six Months Ended March 31, 2016	Six Months Ended March 31, 2015
Revenues:				
Private Client Group	$ 883,019	$ 873,634	$ 1,757,464	$ 1,722,877
Capital Markets	241,127	238,921	470,774	474,095
Asset Management	96,842	94,022	197,080	193,652
Raymond James Bank	131,312	105,390	244,038	208,346
Other (3)	9,872	17,806	14,272	27,572
Intersegment eliminations	(21,254)	(17,149)	(41,184)	(34,074)
Total revenues	**$ 1,340,918**	**$ 1,312,624**	**$ 2,642,444**	**$ 2,592,468**
Pre-tax income (loss) (excluding noncontrolling interests):				
Private Client Group	$ 83,232	$ 75,420	$ 152,372	$ 168,164
Capital Markets	28,087	20,848	53,255	48,501
Asset Management	31,123	31,095	64,489	70,891
Raymond James Bank	85,134	71,264	150,999	135,620
Other (3)	(29,458)	(18,307)	(54,659)	(39,948)
Pre-tax income (excluding noncontrolling interests)	**$ 198,118**	**$ 180,320**	**$ 366,456**	**$ 383,228**

(1) Includes acquisition-related expenses incurred to date associated with our announced acquisition of the US Private Client Services unit of Deutsche Bank Wealth Management (Deutsche Bank WM).

(2) We purchased 3.2 million shares of our common stock in open market transactions during the three and six months ended March 31, 2016. The total purchase price of $144.5 million reflected an average per share purchase price of $45.69 for the three and six months ended March 31, 2016. After the effect of these repurchases, approximately $135.7 million remains on the most recent Board of Directors authorization for our securities repurchases as of March 31, 2016. Refer to Part II, Item 2 in our Current Report on Form 10-Q filed with the SEC on May 6, 2016 (available at www.sec.gov), for information regarding securities repurchase programs and authorization levels. The effect of the share repurchases on the weighted-average common shares outstanding for the diluted computations for the three and six months ended March 31, 2016 was to reduce the number of common shares outstanding by approximately 2.4 million and 1.2 million shares, respectively.

(3) The Other segment includes the results of our principal capital and private equity activities as well as certain corporate overhead costs of RJF, including the interest costs on our public debt, and the acquisition and integration costs associated with material acquisitions (including expenses incurred to-date associated with our announced acquisition of the US Private Client Services unit of Deutsche Bank WM).

International Headquarters: The Raymond James Financial Center 880 Carillon Parkway // St. Petersburg, FL 33716 800.248.8863 // RaymondJames.com ©2016 Raymond James Financial Raymond James® is a registered trademark of Raymond James Financial, Inc. 15-Fin-Rep-0015 KM 5/16 Stock Traded: NEW YORK STOCK EXCHANGE Stock Symbol: RJF corporate profile Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have approximately 6,700 financial advisors serving in excess of 2.8 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $514 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.